Exhibit 10.43
PERFORMANCE FOOD GROUP
EMPLOYEE STOCK PURCHASE PLAN
AMENDMENT
     The Performance Food Group Employee Stock Purchase Plan (the “Plan”) was hereby established by Performance Food Group Company (the “Company”) effective January 1, 1994.
     WHEREAS, the Company has determined that it is advisable to lower the maximum purchase amount to $10,000 in fair market value of Company stock from the current limit of $25,000 in fair market value of Company stock; and
     WHEREAS, the Company has determined that it is advisable to eliminate the look-back feature for purchase price determination so that the price would be determined using a 15% discount from the closing price on the last day of the option period.
     NOW THEREFORE, the Plan is amended effective as set forth below.
     1. Article VI is amended, beginning with the current purchase period that ends January 14, 2007, to revise section 6.3 to read as follows:
     Effective for the purchase period that ends January 14, 2007, the Exercise Price of the options granted under this Plan for any Option Period shall be eighty-five percent (85%) of the Closing Market Price of the Stock on the Exercise Date.
     2. Article VI is amended further, beginning with the current period that ends January 14, 2007, to revise subsection (b) of Section 6.6 to read as follows:
     (b) Effective for the purchase period that ends January 14, 2007, no Participant shall be permitted to purchase during any calendar year Stock under this Plan (and any other plan of the Employer or Subsidiary which is qualified under Section 423 of the Code) having a market value in excess of $10,000 (as determined on the Grant Date for the Option Period during which each such share of Stock is purchased).

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